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                                                                    EXHIBIT 12.1

                                CVS Corporation
                Computation of Ratio of Earnings to Fixed Charges


                                                          FISCAL YEARS                               NINE MONTHS ENDED
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                                    (52 weeks)  (52 weeks)  (53 weeks)  (52 weeks)   (52 weeks)     Sept 29     Sept 28,
Dollars in millions                       1997        1998        1999        2000         2001        2001         2002
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
EARNINGS:
  Earnings from continuing
   operations before income taxes
   and extraordinary item(1)        $    237.6  $    691.0  $  1,076.4  $  1,243.4   $    709.6   $    896.7  $    833.0
  Interest portion of net rental
   expense(2)                            153.4       168.5       208.0       247.3        272.2        204.3       212.9
  Interest expense, including
   amortization of debt                   59.1        69.7        66.1        84.1         65.2         50.1        41.3
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   Adjusted earnings                $    450.1  $    929.2  $  1,350.5  $  1,574.8   $  1,047.0   $  1,151.1  $  1,087.2
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FIXED CHARGES:(3)
  Interest portion of net rental
   expense(2)                       $    153.4  $    168.5  $    208.0  $    247.3   $    272.2   $    204.3  $    212.9
  Interest expense, including
   amortization of debt                   59.1        69.7        66.1        84.1         65.2         50.1        41.3
  Interest capitalized                     0.2         2.0         2.8        14.1         10.1          7.6         4.4
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   Total fixed charges              $    212.7  $    240.2  $    276.9  $    345.5   $    347.5   $    262.0  $    258.6
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RATIO OF EARNINGS TO FIXED CHARGES        2.12        3.87        4.88        4.56         3.01         4.39        4.20
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(1)  Earnings from continuing operations before income taxes and extraordinary item includes the pre-tax effect of the following nonrecurring charges and gains: (A) in the fourth quarter of 2001, $352.5 million ($230.5 million after-tax) related to restructuring and asset impairment costs associated with the strategic restructuring and $3.5 million ($2.1 million after-tax) nonrecurring gain resulting from the net effect of the $50.3 million of settlement proceeds received from various lawsuits against certain manufacturers of brand name prescription drugs which was offset by the Company's contribution of $46.8 million of these settlement proceeds to the CVS Charitable Trust, Inc. to fund future charitable giving, (B) in
     2000, $19.2 million ($11.5 million after-tax) representing a partial payment of our share of the settlement proceeds from a class action lawsuit against certain manufacturers of brand name prescription drugs, and (C) in
     1998, $147.3 million ($101.3 million after-tax) related to the merger of
     CVS and Arbor and $10.0 million ($5.9 million after-tax) related to the markdown of non-compatible Arbor merchandise and $31.3 million ($18.4 million after-tax) of nonrecurring costs incurred in connection with eliminating Arbor's information technology systems and Revco's noncompatible store merchandise fixtures, (D) in 1997, $337.1 million
     ($229.8 million after-tax) related to the merger of CVS and Revco, $75.0 million ($49.9 million after-tax) related to the markdown of non-compatible
     Revco merchandise, $54.3 million ($32.0 million after-tax) of nonrecurring costs incurred in connection with eliminating Revco's information technology systems and noncompatible store merchandise fixtures and $31.0 million ($19.1 million after-tax) related to the restructuring of Big B,
     Inc.

(2) The interest portion of the net rental expense is estimated to be equal to one-third of the net rental expense.

(3)  The Company formed an Employee Stock Ownership Plan effective January 1,
     1989. On June 23, 1989, the ESOP Trust borrowed $357.5 million from qualified lenders, the proceeds of which were used to purchase a new series of preference stock issued by the Company. The Company has guaranteed the loan to the ESOP Trust. Dividends on preference stock totaled: $19.1 million in 2001, $19.5 million in 2000, $20.1 million in 1999, $20.5 in
     1998, and $20.8 million in 1997 and $14.0 million for the nine months ended
     September 28, 2002 and $14.3 million for the nine months ended
     September 29, 2001. These amounts are not reflected in the calculation above.